                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                ACR GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)



Payment of filing fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(1) and 0-11

                                ACR GROUP, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of ACR Group, Inc. will be held at the Adam's Mark Hotel, 2900 Briarpark Dr., Houston, Texas 77042, on Thursday, August 17, 2000 at 10:00 a.m., Central Daylight time, for the following purposes:

     (1)  To elect directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on June 19, 2000 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors.



                                             /s/ Anthony R. Maresca
                                             -------------------------------
                                             Anthony R. Maresca
                                             Secretary

June 29, 2000



                            YOUR VOTE IS IMPORTANT
                            ----------------------

               Please mark, date and sign your proxy and return
                     it promptly in the enclosed envelope.

                                 ACR GROUP, INC.

                        3200 Wilcrest Drive, Suite 440
                           Houston, Texas 77042-6039


                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of ACR Group, Inc. (the" Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders and at any adjournments thereof.


                            SOLICITATION OF PROXIES

     Proxies in the accompanying form are solicited by management at the direction of the Board of Directors. Execution and return of the proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. Where no choice is specified, proxies will be voted FOR the election of all directors named below.

     The original solicitation will be conducted by mail. The Company will bear the expense of solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial owners of stock. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be by regular employees of the Company who will not be additionally compensated therefor.


                     RECORD DATE - OUTSTANDING SECURITIES

     Only holders of Common Stock of the Company of record at the close of business on June 19, 2000, are entitled to notice of and to vote at the meeting. At that date, there were outstanding 10,670,634 shares of the Company's Common Stock. Each shareholder is entitled to one vote for each share of Common Stock held on all matters coming before the meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. Shareholders are not entitled to cumulate their votes in the election of directors, which means that the holders of more than half of the shares voting for the election of directors can elect all of the directors if they choose to do so.

                             ELECTION OF DIRECTORS


Information Concerning Directors

     It is proposed that five directors will be elected at the meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable at the time of election. All of the nominees are presently members of the Board of Directors of the Company. The names of the persons nominated by management, together with information as to their principal occupations, age, and experience, are as follows:

     Alex Trevino, Jr., age 64, has served as a director of the Company since 1982, Chairman of the Board of the Company since 1988 and President and Chief Executive Officer of the Company since July 1990.

     Anthony R. Maresca, age 49, has been employed by the Company since 1985, serving as Controller until November 1985 when he became Senior Vice President, Chief Financial Officer and Treasurer. Mr. Maresca has been a director of the Company since 1986. Mr. Maresca is a certified public accountant.

     A. Stephen Trevino, age 37, is an attorney and has been employed by the Company since March 1999. Prior to joining the Company, he was an attorney in private practice. Mr. Trevino has been a director of the Company since 1997. Mr. Trevino is the son of Alex Trevino, Jr., Chairman and Chief Executive Officer of the Company.

     Ronald T. Nixon, age 44, has been a shareholder and officer since 1990 in The Catalyst Group, Inc., a mid-market private investment firm specializing in providing equity and subordinated debt financing. Mr. Nixon has been a director of the Company since 1992.

     Roland H. St. Cyr, age 70, has been an independent consultant to Hallmark Air Conditioning, Inc. ("Hallmark") since June 1997. From 1974 to June 1997, Mr. St. Cyr was Chairman of the Board of Directors and Chief Executive Officer of Hallmark. Hallmark is an HVACR contracting company located in Houston, which was acquired by Group Maintenance America, Inc. in 1997. Mr. St. Cyr has been a director of the Company since 1998.

     The Board of Directors of the Company met four times during the fiscal year ended February 29, 2000. The Board has established two standing committees. The Audit Committee, comprised of Messrs. Nixon and St. Cyr, exercises oversight with respect to the Company's accounting practices and procedures and its relationship with its independent auditors. The Audit Committee met two times during fiscal 2000. The Compensation Committee, comprised of Messrs. St. Cyr and Nixon, makes recommendations to the Board of Directors regarding the compensation and benefits of officers. There was one Compensation Committee meeting held during fiscal 2000. The Company does not have a nominating committee.

     No director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served.


Beneficial Ownership of Common Stock

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of April 30, 2000, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) the President and Chief Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.

                                                                      Amount and Nature         Percent
                                                                        of Beneficial             Of
Name and Address of Beneficial Owner                                    Ownership (1)            Class
------------------------------------                                  -----------------         -------
Alex Trevino, Jr. (2) (3)                                                 2,164,187               20.2%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, TX 77042

Ronald T. Nixon (4)                                                         946,750                8.2%
The Catalyst Group
Three Riverway, Suite 770
Houston, TX 77056

Anthony R. Maresca                                                          312,650                2.9%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, TX 77042

A. Stephen Trevino (5)                                                      128,475                1.2%
General Counsel
ACR Group, Inc.
3200 Wilcrest, Suite 440
Houston, TX 77042

Roland H. St. Cyr                                                            10,000                  *
3151 Lake Island Dr.
Montgomery, TX 77356

DST Investments                                                           1,468,394               13.8%
2 Memorial Point
Houston, TX 77024

The Catalyst Fund, Ltd. (6)                                                 925,000                8.0%
Three Riverway, Suite 770
Houston, TX 77056

Dana L. Fisher (7)                                                          739,014                6.9%
ACR Supply, Inc.
8798 Westpark
Houston, TX 77063

St. James Capital Partners, L.P. (8)                                        601,175                5.5%
1980 Post Oak Blvd., Suite 2030
Houston, TX 77056

EOT Investments, Inc. (9)                                                   583,364                5.5%
5125 Cape Romain
Corpus Christi, TX 78412

Thomas W. Courtney                                                          542,975                5.1%
833 Wyndemere Way
Naples, FL 34105

All Directors and Executive Officers                                      3,562,062               30.5%
as a group (5 persons) (10) (11)

*Less than 1%

(1) For each beneficial owner, the number of shares outstanding and their percentage of stock ownership includes the number of common and all common equivalent shares (including options exercisable within 60 days) owned by such individual at April 30, 2000.

(2) Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are Henrietta Trevino, wife of Mr. Trevino, and his two adult children, and 2,000 shares owned by Henrietta Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. Trevino.

(3) Includes 100,000 shares which are subject to options exercisable within 60 days of April 30, 2000.

(4) Includes 925,000 shares which are subject to warrants issued to The Catalyst Fund, Ltd., exercisable within 60 days of April 30, 2000, the beneficial ownership of which is disclaimed by Mr. Nixon.

(5) Includes 124,200 shares owned by The MESA Fund, L.P., a partnership whose partners include the wife and children of Mr. A. Stephen Trevino.

(6) Includes 925,000 shares which are subject to warrants exercisable within 60 days of April 30, 2000.

(7) Includes 8,667 shares which are subject to options exercisable within 60 days of April 30, 2000.

(8) Includes 306,001 shares which are subject to warrants exercisable within 60 days of April 30, 2000.

(9) Includes 1,667 shares which are subject to options exercisable within 60 days of April 30, 2000.

(10) Includes an aggregate of 1,025,000 shares which are subject to options and warrants exercisable by directors and executive officers as a group within 60 days of April 30, 2000.

(11) Includes all shares as to which directors and executive officers disclaim beneficial ownership.


Compensation of Executive Officers and Directors

     Summary Compensation Table
     --------------------------

     The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended February 29, 2000 and February 28, 1999 and 1998 to the Company's chief executive officer and to other executive officers of the Company whose compensation exceeded $100,000 in any fiscal year.

Summary Compensation Table

                                                                             Long-Term
                                   Fiscal    Annual Compensation        Compensation Awards
       Name and Principal           Year    ----------------------      --------------------
            Position                Ended     Salary        Bonus            Options (#)
       ------------------          -------    ------        -----            -----------
Alex Trevino, Jr.                  2/29/00     $225,000    $35,000                    -
  President and                    2/28/99      212,500          -              300,000
  Chief Executive Officer          2/28/98      150,000          -               75,000

Anthony R. Maresca                 2/29/00      125,000     31,000                    -
  Senior Vice President,           2/28/99      119,833          -              100,000
  Secretary and Treasurer

       Option Grants in Last Fiscal Year
       ---------------------------------

       No options were granted by the Company during the fiscal year ended February 29, 2000 to any of the executive officers or directors.

       Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
       -------------------------------------------------------------------
       Option Values
       -------------

       The following table discloses the exercise of stock options during the fiscal year ended February 29, 2000 by the Company's chief executive officer, and the value, as of February 29, 2000, of unexercised stock options.

                                                               Number of Unexercised              Value of Unexercised
                                                                     Options at                 in-the-Money Options at
                              Shares                             February 29, 2000                 February 29, 2000
                            Acquired on        Value      --------------------------------  --------------------------------
       Name                   Exercise        Realized    Exercisable        Unexercisable  Exercisable        Unexercisable
------------------          -----------       --------    -------------    ---------------  -------------    ---------------
Alex Trevino, Jr.              11,331          $6,969         100,000           300,000        $17,475           $      -

Anthony R. Maresca                  -               -               -           100,000              -                  -

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors consists of the two directors who are not employed by the Company. There are no committee interlocks or insider participation among the members of the Compensation Committee.

     The goal of the Compensation Committee is to ensure that the Company's compensation policies are suitable to attract and retain highly qualified executive officers and directors. Particular emphasis is placed on creating an appropriate blend of base and incentive compensation. Incentive compensation may also include both cash and equity components to align executives' interests with those of the shareholders.

     The Committee reviews annually the compensation of the Company's executive officers. In evaluating the level of base compensation, the Compensation Committee gives particular consideration to the relative compensation of executives in similar positions in publicly traded wholesale distribution companies with comparable sales. From time to time, the Committee may obtain advice from compensation and benefits consultants. The Committee does not anticipate that compensation paid to executive officers will exceed the limits for deductibility established by Section 162(m) of the Internal Revenue Code of 1986, as amended.

     During fiscal 2000, there were no adjustments made to any provision of the executives' employment contracts, and the Committee believes that the compensation provisions of the contracts remain appropriate. Effective March 1, 2000, the Compensation Committee increased the base salaries of the Company's executive officers in recognition of their efforts in improving the Company's performance and expanded responsibilities.



Roland H. St. Cyr             Ronald T. Nixon
Chairman                      Member

Stock Performance Graph

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to ACR Group, Inc.'s shareholders, as well as the NASDAQ Stock Market Index and the NASDAQ Non-Financial Stocks Index for the period from February 28, 1995 to February 29, 2000.



                                    [GRAPH]



Table 1 - Cumulative Value of $100 Investment

                                                   02/28/95   02/29/96    02/28/97    02/28/98    02/28/99     02/29/00
                                                  ---------------------------------------------------------------------
Nasdaq Non-Financial Stocks                       $  100.00  $  139.90   $  161.80   $  218.00   $  291.50    $  638.10
                                                  ---------------------------------------------------------------------
Nasdaq Stock Market Index                         $  100.00  $  139.40   $  166.30   $  227.30   $  296.00    $  604.30
                                                  ---------------------------------------------------------------------
ACR Group, Inc.                                   $  100.00  $  104.20   $  366.70   $  366.70   $  183.30    $  195.80
                                                  ---------------------------------------------------------------------

Table II - Non-Cumulative Annual Return

                                                   02/28/95   02/29/96    02/28/97    02/28/98    02/28/99     02/29/00
                                                  ---------------------------------------------------------------------
Nasdaq Non-Financial Stocks                          NA          39.90%      15.65%      34.73%      33.72%      118.90%
                                                  ---------------------------------------------------------------------
Nasdaq Stock Market Index                            NA          39.40%      19.30%      36.68%      30.22%      104.16%
                                                  ---------------------------------------------------------------------
ACR Group, Inc.                                      NA           4.20%     251.92%       0.00%     (50.01%)       6.82%
                                                  ---------------------------------------------------------------------

  Employment Contracts and Termination of Employment Arrangements
  ---------------------------------------------------------------

  Mr. Trevino serves as President and Chief Executive Officer of the Company under an employment agreement that became effective as of March 1, 1998, and terminates, with two years prior notice from the Company, on February 28, 2002 or at any time thereafter. In the absence of notice of termination, the term of the agreement will be extended for additional two-year terms. The agreement may also be terminated by the Company without such notice for cause, death or disability, or if the Company has a net loss before taxes in any fiscal year. The agreement also provides that if Mr. Trevino terminates his employment, or if the Company terminates his employment for cause, Mr. Trevino is prohibited from competing with the Company for a period of two years.

  Under the agreement, Mr. Trevino's minimum annual salary is $225,000, which was increased to $260,000 effective March 1, 2000. The agreement also provides that Mr. Trevino is to receive a cash bonus of (i) $25,000 for each year in which the Company's diluted earnings per share is equal to or greater than the forecast diluted earnings per share as approved by the Board of Directors, plus
(ii) an amount equal to his base annual salary multiplied by the percentage by which the Company's diluted earnings per share exceeds the forecast diluted earnings per share approved by the Board of Directors. As of March 1, 1998, Mr. Trevino also received options ("Options") to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.24 per share (fair market value at the date of grant). Such Options become exercisable on March 1, 2006, but may be exercised earlier if the market price of the Common Stock attains certain specified levels.

  Mr. Anthony R. Maresca, the Company's Senior Vice President and Chief Financial Officer, entered into an employment agreement with the Company effective as of March 1, 1998. Under the agreement, Mr. Maresca's minimum annual salary is $125,000, which was increased to $145,000 effective March 1, 2000, and all other terms are substantially the same as in Mr. Trevino's employment agreement described above. As of March 1, 1998, Mr. Maresca also received Options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $2.24 per share, which are exercisable as described in the preceding paragraph with respect to the Options granted to Mr. Trevino. For the year ended February 29, 2000, Mr. Trevino and Mr. Maresca each earned a cash bonus of $25,000, paid in April 2000, as a result of the Company achieving a targeted earnings per share approved by the Board of Directors.

  Compensation of Directors
  -------------------------

  Non-employee directors are paid $3,600 per year, payable quarterly, for service on the Board. In addition, non-employee directors are paid $500 for each meeting of the Board or a committee of the Board attended in person and are reimbursed for actual expenses incurred for attendance at meetings. Directors who are employed by the Company receive no compensation for being a director.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In January 1998, the Company obtained loans aggregating $1.54 million from The Catalyst Fund, Ltd. ("Catalyst") and an affiliate of Catalyst to pay the Company's outstanding indebtedness to St. James Capital Partners, L.P. In April 1997, the Company borrowed $450,000 from Catalyst, the proceeds of which were used to acquire the net assets of ACH Supply, Inc. ("ACH") and to provide working capital for

ACH. In 1993, the Company borrowed $1.0 million from Catalyst to pay the cash portion of the purchase price of ACR Supply, Inc. ("ACRS") and for working capital for ACRS. All of these loans bear interest at 12 1/2% per annum and are secured by both the stock and operating assets of certain of the Company's subsidiaries and an assignment of proceeds from life insurance policies on Mr. Trevino. As of February 29, 2000, Catalyst has subordinated its security interests in connection with up to $18.9 million in additional secured borrowings of the Company. In connection with the January 1998 loans, the Company granted Catalyst and its affiliate warrants to purchase 175,000 shares of the Company's Common Stock at a price of $2.06 per share, exercisable at any time before February 28, 2003. In connection with the 1993 loan, Catalyst received a warrant to purchase one million shares of the Company's Common Stock at a price of $.59 per share, which also is exercisable at any time before February 28, 2003. In 1996, Catalyst sold its rights under the 1993 warrant to purchase 250,000 shares of Common Stock. Mr. Nixon is a shareholder and officer of the general partner of Catalyst. As of April 30, 2000, the aggregate unpaid balance owed to Catalyst and its affiliate by the Company on all of the debt facilities was $1,370,726.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  The independent auditors of the Company are Ernst & Young LLP, and the Company anticipates re-appointing such firm as the independent auditor of the Company for fiscal 2001. A representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions addressed to him.

                           PROPOSALS OF SHAREHOLDERS

  It is anticipated that the next annual meeting will be held in August 2001 with proxy solicitation commencing in July 2001. Any proposal to be presented at next year's annual meeting of shareholders must be received by the Company at its principal executive offices by February 26, 2001, for inclusion in the Company's proxy materials relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

  Management knows of no matter to be presented for action at the meeting other than those described above. However, if any such other matter should properly come before the meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominee as management may select.

  The statements set forth herein as to the present principal occupations of the nominees as directors, the beneficial ownership of securities of the Company, and other matters not of record with the Company, are based upon information furnished to the Company.



                                   By Order of the Board of Directors,



                                   /s/ Anthony R. Maresca
                                   -----------------------------------
                                   Anthony R. Maresca
                                   Secretary


June 29, 2000



  The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 29, 2000, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Report should be directed to Anthony R. Maresca, ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042.

                                ACR GROUP, INC.
              PROXY FOR ANNUAL MEETING TO BE HELD AUGUST 17, 2000

     The undersigned hereby appoints Alex Trevino, Jr. and Anthony R. Maresca, or either of them, each with power of substitution, the proxies of the undersigned, to vote the stock of the undersigned at the annual meeting of shareholders of ACR Group, Inc., to be held at the Adam's Mark Hotel, 2900 Briarpark Dr., Houston, Texas 77042, on Thursday, August 17, 2000, at 10:00 a.m., Houston time, or at any adjournments thereof, as indicated on the reverse side hereof.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted as indicated by the shareholder. Unless a contrary direction is indicated, the proxies shall vote the shares FOR the election as directors of the Board's nominees and in accordance with the recommendations of management on any other business coming before the meeting.


                          (Continued on reverse side)
--------------------------------------------------------------------------------

Please mark your vote as indicated in this example [X].


(1)   To elect five directors for a term of one year:            Anthony R. Maresca, Ronald T. Nixon, Roland H. St. Cyr,
                                                                 Alex Trevino, Jr., and A. Stephen Trevino

FOR the nominees         WITHHOLD AUTHORITY                      (INSTRUCTION:  To withhold authority to vote for any individual
listed at right          to vote for the nominee(s)              nominee, write that nominee's name in the space provided below).
                         listed at right
      [_]                       [_]                              ________________________________________________________________

                                                                           Please do not fold, bend or mutilate this card.

                                                                 (Please sign your name here exactly as it appears hereon.  Joint owners must each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full
                                                                 title as it appears hereon).

                                                                 Dated _______________________________________________________, 2000

                                                                 ___________________________________________________________________
                                                                 Signature

                                                                 ___________________________________________________________________
                                                                 Signature


                                                                 Sign, Date and Return the Proxy Card Promptly Using the Enclosed
                                                                 Envelope.